EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement of Sunair Electronics, Inc. on Form S-3 of our report dated January 7, 2005, on our audits of the consolidated financial statements of Sunair Electronics, Inc. as of September 30, 2004 and 2003 and for each of the years then ended, which report is included in Sunair Electronics, Inc.’s Annual Report on Form 10-KSB for the year ended September 30, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Berenfeld Spritzer Schechter & Sheer

Sunrise, Florida
April 21, 2005